Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (hereinafter this “Agreement”) is made this 27th day of May 2011 (the “Effective Date”) between Homeland Security Capital Corporation, a Delaware corporation (hereinafter the “Company”) and C. Thomas McMillen, an individual (hereinafter the “Executive”).
WHEREAS, the Company is engaged in the business of providing specialized technology-based radiological, nuclear, environmental, disaster relief and electronic security solutions to government and commercial customers (the “Business”);
WHEREAS, the Executive has been employed as the Company’s Chief Executive Officer pursuant to an employment agreement dated September 1, 2007 (the “Prior Employment Agreement”) and serves as the Chairman of the Company’s Board of Directors (the “Board”);
WHEREAS, the Company granted the Executive options to purchase 55,800,000 shares of common stock of the Company (the “Options”) pursuant to stock option agreements dated January 24, 2006 and July 30, 2008 (collectively, the “Option Agreements”);
WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer, and the Executive desires to continue to be so employed by the Company, on the terms and conditions hereinafter set forth;
WHEREAS, the Company desires for Executive to continue to serve as Chairman of the Board if so elected and appointed, with no additional compensation; and
WHEREAS, as a further inducement for the Executive and the Company entering into this Agreement, the Company agrees to amend the Note by extending the Maturity Date (as each of those terms is defined below);
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive hereby agree as follows:
1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve as the Chief Executive Officer of the Company. The Executive shall report to the Company’s Board of Directors (the “Board”) and agrees to perform such duties customary to that office and such additional duties as shall from time to time reasonably be assigned to him by the Board including, without limitation, the assumption of the duties and title of President if, following the Effective Date, the role of President is vacated. The Executive further agrees to devote all of his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries and affiliates, unless otherwise approved in advance by the Company’s Board. The Executive may serve on boards of for profit and not-for-profit companies, and participate in civic, religious or charitable activities, provided that such outside activities do not interfere materially with, or detract from, the performance of his duties to the Company. The Company hereby acknowledges and agrees to Executive’s service with the entities listed on Appendix A hereto. Executive may serve on three (3) company boards (in addition to those listed on Appendix A) without the prior approval of the Board, so long as such service does not violate Executive’s obligations under Section 7 of this Agreement. If Executive wishes to serve on more than three (3) such company boards, he must first receive prior approval of the Board, which approval will not be unreasonably withheld.

2. Term of Employment. The Executive’s employment hereunder shall be for a term of one (1) year commencing on the Effective Date and ending on the day before the first anniversary of the Effective Date (the “Expiration Date”), unless terminated earlier pursuant to Section 4 of this Agreement (the “Term of Employment”). Thereafter, this Agreement shall automatically be renewed and the Term of Employment extended for additional consecutive terms of one (1) year (each a “Renewal Term”), unless such renewal is objected to by either the Company or the Executive upon ninety (90) days written notice prior to the commencement of the next Renewal Term. In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date and shall so extend the Term of Employment.
3. Compensation and Other Related Matters.
(a) Base Salary. As compensation for services rendered hereunder, effective June 1, 2011, the Executive’s salary shall increase to $350,000 annually (the “Base Salary”), which shall accrue day to day and be paid in accordance with the Company’s then prevailing payroll practices. The Base Salary may be increased from time to time at the discretion of the Company, but it shall not be decreased without the prior written consent of the Executive.
(b) Bonus. At the sole discretion of the Company, the Executive shall be eligible to receive a bonus for each fiscal year ending during the Term of Employment in an amount up to one-hundred percent (100%) of the Executive’s Base Salary (the “Bonus”) based on the Executive and the Company successfully achieving targeted annual performance objectives, which objectives will be established by the Compensation Committee of the Board, in consultation with the Executive, within sixty (60) days following the start of each fiscal year. In the event the Company changes its fiscal year (which is currently June 30th), Executive shall be eligible to receive a pro-rated Bonus, if any, for any shortened fiscal year, the numerator of which is the number of days in such shortened fiscal year and the denominator of which is 365. The Bonus for each such fiscal year (including any shortened fiscal year) will be paid no later than two and one-half (2 1/2) months following the end of such fiscal year. Except as otherwise provided for in this Agreement, to receive such Bonus, the Executive must still be employed with the Company on the date when the Bonus is payable and no event of Cause (as defined below) shall have occurred.
(c) Special Bonus. The Company shall pay to the Executive a one-time payment in an amount equal to $726,665.00 (the “Special Bonus”) on the first to occur of (i) December 31, 2011 and (ii) a Change of Control. If payment is made because of a Change of Control, the payment will be paid to the Executive in a lump-sum amount within the five (5) day period following the closing date of the Change of Control. The amount of the Special Bonus will be reduced by the amount of the principal and interest owed by the Executive, if any, pursuant to the Note. Except as otherwise provided for in this Agreement, to receive the Special Bonus, the Executive must still be employed with the Company on the date when such Special Bonus is payable and no event of Cause shall have occurred.

As used herein, “Change of Control” means the date (i) that any one person (for purposes herein, “person” includes an individual or entity), or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (which, for the sake of clarity, includes the sale of the Company’s Safety and Ecology Corporation subsidiary); (ii) that any one person, or more than one person acting as a group, is or becomes the beneficial owner, directly or indirectly, of forty percent (40%) or more of the voting stock of the Company; or (iii) of a consummation of a merger, consolidation, share exchange or similar form of corporate reorganization (a “Business Combination”) of the Company with or into any other entity other than a Business Combination in which the shares of the Company outstanding immediately before such Business Combination are exchanged or converted into or constitute shares which represent sixty (60%) or more of the surviving entity’s voting capital stock after such Business Combination. Notwithstanding the foregoing, under no circumstances shall a Change of Control occur under this Agreement if it results from the sale of the Company’s assets to an entity in which more than fifty percent (50%) of the total voting power is owned by the Company’s shareholders (individually or in the aggregate) who own (individually or in the aggregate), more than fifty percent (50%) of the total voting power of the Company.
(d) Options. As consideration for the Company entering into this Agreement, the Executive agrees that he shall forfeit the Options and the Option Agreements will be terminated as of the Effective Date; thereafter, the Option Agreements will be of no further force and effect and the Executive shall not have any right to exercise the Options.
(e) Automobile Allowance. During the Term of Employment, the Company will pay to the Executive a monthly automobile allowance in an amount equal to $1,000, which amount will be paid pursuant to the Company’s prevailing payroll schedule and pro-rated for any partial months of employment.
(f) 401K Matching Contribution. The Company will make a matching contribution annually to the Executive’s 401K account based on the amount of the Executive’s elective deferrals, up to the maximum allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), subject to and consistent with the terms of the governing plan document.
(g) Other Benefits. Executive shall be provided with health, life, dental, long term care and disability insurance coverage and such other benefits and perquisites as are provided to other senior executives of the Company, as amended from time to time. The Executive will be entitled to six (6) weeks of vacation per year, which will accrue monthly. Any accrued but unused vacation time in one calendar year will roll-over to the subsequent calendar year if the Agreement is renewed.
(h) Expenses. The Executive will be reimbursed for all reasonable out-of-pocket expenses actually incurred by him in the furtherance of his duties under this Agreement. Such expenses shall be reimbursed upon submission to the Company of invoices containing original receipts for all such expenditures, and upon review by the Company with respect to the reasonable nature thereof. All expense reimbursements shall be paid as soon as administratively practicable.

(i) Attorneys’ Fees. The Company will reimburse the Executive for attorney’s fees and costs actually incurred by Executive in connection with the review of this Agreement, up to an amount equal to $10,000, which will be paid to Executive within thirty (30) days of Executive’s submission to the Company of invoice(s) evidencing the fees and costs.
4. Termination.
(a) Disability. The Company may terminate the Executive’s employment for Disability upon ninety (90) days written notice. For purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury, illness, or impairment, Executive is unable to perform the essential functions of his position with or without reasonable accommodation for a period of (i) ninety (90) consecutive days, or (ii) one hundred twenty (120) days (which days need not be consecutive) in any one (1) year period.
(b) Death. The Executive’s employment shall terminate immediately upon the death of the Executive.
(c) Cause. The Company may terminate the Executive’s employment for “Cause” on contemporaneous written notice upon a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive, if a director at such time). “Cause” shall mean termination based upon (i) a conviction with respect to any felony involving theft, fraud, dishonesty or misrepresentation; (ii) any misappropriation, embezzlement or conversion of the Company’s or any of its subsidiary’s or affiliate’s property; (iii) willful misconduct by the Executive in respect of the Executive’s material duties or obligations under this Agreement; or (iv) the Executive’s material breach of this Agreement, provided that if the Executive engages in the conduct set forth in (iii) or (iv) herein, the Company shall first notify the Executive in writing and may only terminate the Executive for Cause if the Executive fails to cure such conditions giving rise to Cause, if curable, within thirty (30) days following his receipt of the written notice.
(d) Termination Without Cause. The Company shall have the right to terminate the Executive’s employment without Cause at any time upon ninety (90) days prior written notice.
(e) Good Reason. The Executive may resign his employment for “Good Reason”. “Good Reason” means that the Company (i) materially breached any of its obligations under this Agreement; (ii) materially reduced the Executive’s Base Salary; (iii) materially reduced the Executive’s duties or responsibilities or authority; or (iv) requires the Executive to work at a location on a permanent basis that is more than thirty (30) miles from the location at which the Executive provided the services as of the Effective Date; provided, however, that within ninety (90) days of the occurrence of the conditions giving rise to a resignation for Good Reason, the Executive provides written notice to the Company setting forth in reasonable detail the conditions giving rise to Good Reason, the Company fails to cure the conditions within thirty (30) days of receipt of the notice, and the Executive resigns within ninety (90) days following the Company’s receipt of the notice.

(f) Resignation. The Executive may resign his employment without Good Reason with sixty (60) days prior written notice to the Company.
(g) Expiration. The Executive’s employment will terminate on the Expiration Date.
5. Compensation Upon Termination.
(a) Disability; Death. If during the Term of Employment the Executive’s employment shall be terminated by the Company due the Executive’s Disability pursuant to Section 4(a), or due to the Executive’s Death pursuant to Section 4(b), the Company shall pay to the Executive (or his estate, as applicable) (i) his accrued but unpaid Base Salary and accrued but unused vacation time up to the date of termination (the “Accrued Obligations”); (ii) an amount equal to one (1) year of the Executive’s Base Salary at the rate in effect as of the effective date of the Executive’s termination of employment (the “Termination Date”); (iii) the Bonus, if any, that the Executive would have received had he remained employed with the Company through the Expiration Date, multiplied by a fraction, the numerator of which is the number of days Executive was actually employed in the fiscal year in the year of the Termination Date and the denominator of which is 365 (the “Pro-Rated Bonus”), provided that the Company and/or the Executive have met the performance objectives under the applicable plan, as determined by the Company; (iv) any unpaid Bonus from the prior fiscal year (the “Prior Year Bonus”); (v) the Special Bonus, if unpaid, (together with the Pro-Rated Bonus and the Prior Year Bonus referred to collectively as the “Bonus Payments”); and (vi) in the case of a termination due to Executive’s Disability, if Executive timely elects to continue his health and/or dental insurance coverage pursuant to COBRA, that portion of the COBRA premium that it would pay if Executive were an active employee with the same type of coverage (the “COBRA Premiums”), for a period of one (1) year from the Termination Date (or if earlier, the date Executive is eligible for comparable coverage with a subsequent employer). The foregoing amounts (with the exception of the COBRA Premiums, which shall be paid by the Company to the insurance carriers) shall be paid in a lump-sum on the first regularly scheduled payroll date following the Termination Date. Thereafter the Company shall have no further obligation to the Executive under this Agreement. Any amounts paid by the Company for the COBRA Premiums under this Agreement shall be recorded as additional income pursuant to Section 6041 of the Code, and shall not be entitled to any tax qualified treatment.
(b) For Cause; Without Good Reason. If during the Term of Employment the Company terminates the Executive’s employment for Cause under Section 4(c) of this Agreement or the Executive resigns without Good Reason under Section 4(f), the Company shall pay to the Executive the Accrued Obligations, and thereafter the Company shall have no further obligation to the Executive under this Agreement.

(c) Without Cause; For Good Reason. If during the Term of Employment the Company terminates the Executive’s employment without Cause pursuant to Section 4(d) of this Agreement, or the Executive resigns his employment for Good Reason under Section 4(e), the Company shall pay the Executive (i) an amount equal to one (1) year of his Base Salary at the rate in effect as of the Termination Date (without regard to any reduction in Base Salary that gave rise to Good Reason); (ii) the Base Salary that the Executive would have received had he remained employed through the Expiration Date (without regard to any reduction in Base Salary that gave rise to Good Reason) (together with the amount set forth in (i) the “Severance”); (iii) the Bonus Payments; (iv) the COBRA Premiums for the until the date that is one (1) year following the Termination Date or if earlier, the date Executive is eligible for comparable coverage with a subsequent employer; and (v) the Accrued Obligations. Payment of the Severance, the Bonus Payments, and the COBRA Premiums are conditioned on the Executive executing a general release of claims releasing all of his claims against the Company in a form reasonably satisfactory to the Company (but which will not require Executive to release his rights under this Agreement that are intended to survive Executive’s termination of employment or any vested rights under any Company plan or arrangement) (the “Release”) and the Release becoming effective and irrevocable prior to the sixtieth (60th) day following the Termination Date. The Severance will be paid in a lump sum amount on the sixtieth (60th) day following the Termination Date. The Bonus Payments will be paid when such bonuses would have been paid had the Executive remained employed by the Company. The Accrued Obligations will be paid on the next regularly scheduled payroll date following the Termination Date. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement. Notwithstanding the foregoing, if the Executive is at any time in breach of Sections 7 or 8 of this Agreement, the Company will have no obligations under this Section 5(c).
(d) Termination Following Expiration. If the Company terminates the Executive’s employment without Cause, as defined in Section 4(d), or if the Executive resigns for Good Reason, as defined in Section 4(e), following the Expiration Date, the Company shall (i) pay to the Executive an amount equal to one (1) year of his Base Salary at the rate in effect as of the Termination Date in a lump sum amount on the sixtieth (60th) day following the Termination Date, provided the Release is effective and irrevocable prior such date, and (ii) pay to the Executive the Accrued Obligations on the next regularly scheduled payroll date following the Termination Date. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement. Notwithstanding the foregoing, if the Executive is at any time in breach of Sections 7 or 8 of this Agreement, the Company will have no obligations under this Section 5(d).
6. Resignation from Board and Officer Positions. Immediately upon termination of the Executive’s employment for any reason, either by the Company or voluntarily by the Executive, the Executive shall resign from the Board and any officer positions with the Company then held by the Executive.
7. Confidentiality and Restrictive Covenants.
(a) The Executive acknowledges that:
(i) the Business in which the Company is engaged is intensely competitive and that his employment by the Company will require that he have access to and knowledge of confidential information of the Company, including, but not limited to, certain/all of the Company’s products, plans for creation, prototypes, acquisition or disposition of products or publications, expansion plans, financial status and plans, marketing plans, products, improvements, formulas, designs or styles, source code, software architecture, hardware and software configurations, method of distribution, customer lists, product development plans, rules and regulations, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);

(ii) the direct or indirect disclosure of any Confidential Information could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Company’s business;
(iii) by his training, experience and expertise, the Executive’s services to the Company will be special and unique; and
(iv) if the Executive leaves the Company’s employ to work for a competitive business, in any capacity, it could cause the Company irreparable harm.
(b) Covenant Against Disclosure. The Executive therefore covenants and agrees that all Confidential Information relating to the Business of the Company or any of its subsidiaries, affiliates or customers shall be and remain the sole property and confidential business information of the Company, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information and shall not disclose any Confidential Information to third parties, except in the performance of his duties hereunder or with the prior written consent of the Company.
(c) Return of Company Documents. The Executive agrees that, upon any termination of his employment with the Company or upon the Company’s demand, he will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that he will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.
(d) Non-competition. The Executive agrees that, during the Term of Employment and, following the termination of the Executive’s employment for any reason, during the period that is equal to the sum of (i) one (1) year; and (ii) the period of time between the Termination Date and ending on the Expiration Date (together with the Term of Employment, the “Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business which competes with the Business conducted by the Company or any of its subsidiaries or affiliates within any area in which the Company or any of its subsidiaries or affiliates conducts its business on the Termination Date. Notwithstanding the foregoing, Executive’s (i) ownership of securities of a public company engaged in competition with the Company’s Business not in excess of two percent (2%) of any class of such securities; or (ii) ownership interest and/or position in any future special purpose acquisition corporations, shall not be considered a breach of the covenants set forth in this Section 7(d).

(e) Further Covenant. During the Restricted Period, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:
(i) persuade or attempt to persuade any customer of the Company or any of its subsidiaries or affiliates to cease doing business with the Company or any of its subsidiaries or affiliates, or to reduce the amount of business any customer does with the Company or any of its subsidiaries or affiliates;
(ii) solicit for himself or on behalf of an entity that competes with the Business of the Company, the business of a customer of the Company or any of its subsidiaries or affiliates, or solicit any such entity that was a customer of the Company or any of its subsidiaries or affiliates within one (1) year prior to the termination of the Executive’s employment; and
(iii) persuade or attempt to persuade any employee of the Company or any of its subsidiaries or affiliates to leave the employ of the Company or any of its subsidiaries or affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Company or any of its subsidiaries or affiliates during the one (1) year prior to the Executive’s termination of employment.
8. Intellectual Property.
(a) Assignment. The Executive assigns, to the Company, without additional compensation, all right, title and interest in all creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Inventions”), relating to any activities of the Company that are conceived or developed by the Executive in the course of his employment, whether alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information after the termination of this Agreement for any reason. Such Inventions shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act.
(b) Disclosure. The Executive will promptly inform the Company of any such Inventions. The Executive will (whether while employed by the Company or after the termination of this Agreement), at the Company’s sole expense, execute such written instruments and do other such acts as may be necessary in the reasonable opinion of the Company or its counsel to secure the Company’s rights in the Inventions, including obtaining a patent, registering a copyright, or otherwise (and the Executive irrevocably appoints the Company and any of its officers as your attorney in fact to undertake such acts in his name). The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Inventions will continue after the termination of this Agreement for any reason.
(c) Sub-License. To the extent, if any, that the Executive retains any right, title or interest with respect to any Inventions that he develops during his employment with the Company, the Executive grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license (i) to modify all or any portion of such Inventions, including, without limitation, the making of additions to or deletions from such Inventions, regardless of the medium (now or hereafter known) into which such Inventions may be modified and regardless of the effect of such modifications on the integrity of such Inventions, and (ii) to identify the Executive, or not to identify the Executive, as one or more authors of or contributors to such Inventions or any portion thereof, whether or not such Inventions or any portion thereof have been modified. The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Inventions that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

9. Disputes.
(a)  Arbitration. The Executive and the Company will arbitrate any and all controversies, claims or disputes arising out of or relating to this Agreement or the Executive’s employment with the Company (“Claims”) before the American Arbitration Association (“AAA”) in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. The Executive waives any right to a trial by jury in any controversy, claim or dispute with the Company, including those that arise under any federal, state or local law, including without limitation, claims of harassment, discrimination or wrongful termination under common law or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act. This Section 9(a) shall not apply to claims by the Executive under Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, as amended.
(b) Administrative Claims. While this Agreement precludes the Executive from filing a court action for any Claim against the Company, this Agreement does not prohibit the Executive from filing an administrative charge with a local, state or federal administrative body.
(c) Injunctive Relief. Notwithstanding the agreement to arbitrate, a breach by the Executive of his obligations under Section 7 or 8 of this Agreement would cause the Company irreparable harm and no adequate remedy at law would be available in respect thereof. Accordingly, if any dispute arises between the parties under Section 7 or 8, the parties shall not be required to arbitrate such Claim under Section 9(a), but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim and may be entitled to relief enjoining such acts without the need to post a bond. If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Section 9(a) of this Agreement. The Executive and the Company consent to the exclusive jurisdiction of the United States District Court for the Eastern District of Virginia (or if such court cannot exercise jurisdiction for any reason, to the jurisdiction of the Virginia state courts encompassing Arlington County) for this purpose. Further, the Executive and the Company waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.
(d) Attorneys’ Fees. In the event that either party commences a litigation, arbitration or an administrative action against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs, expenses and fees, including reasonable attorneys’ fees, through all appeals, incurred in prosecuting or defending such action.

10. Market Standoff Agreement. The Executive agrees that if so requested by the Company or by any representative of any underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act, the Executive shall not sell or otherwise transfer any securities of the Company during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended.
11. Director’s and Officer’s Liability Insurance. During the Term of Employment and thereafter, until such time as all applicable statutes of limitations have expired, the Company, or any successor to the Company resulting from a Change of Control, shall keep in place a director’s and officer’s liability insurance policy (or policies) providing coverage in an amount up to at least $5,000,000.
12. Indemnification. The Executive shall be indemnified and held harmless by the Company against all liabilities, damages, claims, lawsuits, judgments, settlements, fines, costs and expenses, including reasonable attorneys fees (the attorney to be selected by Executive), and other amounts actually and reasonably incurred by Executive in connection with any proceeding or claim (or threatened proceeding or claim) arising by reason of Executive’s employment with the Company, whether before, during or after the Term of Employment, in accordance with the indemnification provisions of the Company’s Certificate of Incorporation and/or Bylaws as in effect on the Effective Date, and otherwise to the fullest extent to permissible under the laws of the state of incorporation, as may be amended from time to time.
13. Amendment of Note. The Company and the Executive acknowledge that the Executive entered into a Guaranty in favor of the Company dated as of June 1, 2007, with respect to the obligations of Secure America Acquisition Holdings LLC, a Delaware limited liability company (f/k/a Fortress America Acquisition Holdings LLC; “SAAH”) owed to the Company under that certain Promissory Note dated June 1, 2007 between the Company and SAAH (the “Note”). The Company hereby agrees that, as an inducement for the Executive to enter into this Agreement, it shall, by no later than the Effective Date, cause the Note to be amended such that the Maturity Date, as defined in the Note, is changed to the earlier of (A) December 31, 2011, (B) a Change of Control, and (C) the Termination Date.
14. Non-Disparagement. Executive agrees that he will not, whether during his employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its subsidiaries or affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them. The Company agrees that during Executive’s employment and thereafter, it will not and will cause its trustees, directors, officers, members, managers, partners, assigns and successors, past and present, and each of them, not to, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Company or Executive from making truthful statements when required by law.

15. Section 409A.
(a) To the extent that the payments and benefits to which the Executive is entitled in connection with a termination of his employment (the “Separation Benefits”) constitute non-qualified deferred compensation subject to Section 409A of the Code, the following rules shall apply to the Separation Benefits: (i) Any termination of the Executive’s employment triggering payment of the Separation Benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates), any part of the Separation Benefits that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 15(a) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) if the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any part of the Separation Benefits that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under this Agreement but for this Section; (iii) it is intended that each installment of the payments and benefits provided in this Agreement in connection with a termination of the Executive’s employment shall be treated as a “separate payment” for purposes of Section 409A; and (iv) neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
In the event any of Executive’s non-qualified deferred compensation is subject to a six-month delay pursuant to this Section 15(a), the Company shall place immediately negotiable funds into a “rabbi” trust in an amount equal to the cash payments that may be due (or will be due) to Executive as a result of Executive’s termination of employment. Such trust shall be maintained pursuant to a standard rabbi trust arrangement among the Company, Executive and an independent trustee (reasonably acceptable to Executive) providing for the timely payment to Executive of the amounts held in such trust in the event Executive becomes entitled thereto under the applicable provisions of this Agreement (the (“Trust Agreement”). The Trust Agreement shall be maintained until the payment to Executive of all sums held in the trust. This provision is subject to the limitations imposed by Section 409A(b) of the Code. In addition, this provision will be null and void if the establishment or maintenance of such a trust would result in the imposition of a tax or penalty under Section 409A.
(b) If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A and the rules and regulations thereunder, the following rules shall apply: (i) in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(c) Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.
(d) The parties intend this Agreement to be in compliance with or otherwise exempt from Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.
16. No Mitigation or Off-Set. The Executive shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company that arise upon the termination of his employment shall not be subject to mitigation or off-set.
17. Section 280G.
(a) Excise Tax.
(i) In the event a Change in Control occurs and the Executive becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company (the “Total Payments”), and the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the aggregate present value of the Payments (as defined below) under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below) if reducing the Payments will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. The term “Payment” means any benefit or payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments.
(b) Computation. In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent accounting firm. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:
(i) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company’s independent accounting firm;

(ii) The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company’s independent accounting firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and
(iii) The value of the non-competition covenants contained in this Agreement shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.
(iv) For purposes of the determinations under this Section 17, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
18. Miscellaneous.
(a) Successors; Binding Agreement. This Agreement and the obligations of the Company hereunder and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.
(b) Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, facsimile, overnight carrier, or mailed by United States registered mail, return receipt requested, addressed as follows:
If to the Company:
Homeland Security Capital Corporation
1005 North Glebe Road, Suite 550
Arlington, Virginia 22201
Fax: (703) 528-7073
Attn: Board of Directors
With a copy to (which shall not constitute notice):
Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
The Chrysler Center
666 Third Avenue
New York, New York 10017
Fax: (212) 983-3115
Attn: Avisheh Avini, Esq.

If to the Executive:
C. Thomas McMillen
1103 South Carolina Avenue, S.E.
Washington, D.C. 20003
With a copy to (which shall not constitute notice):
Becker, Glynn, Melamed & Muffly, LLP
299 Park Avenue
New York, New York 10171
Fax: (212) 888-0255
Attn: Bonnie Klugman, Esq.
(c) or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.
(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law rules thereof.
(e) Waivers. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(f) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
(g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
(h) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements (including, without limitation, the Prior Employment Agreement, which shall be of no further force and effect as of the Effective Date), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.
(i) Modifications. This Agreement may only be modified in a writing signed by both the Company and the Executive.

(j) Headings Descriptive. The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.
(k) Capacity. The Executive represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations hereunder.
(l) Survival. The parties agree that the obligations and rights set forth in Section 5, Sections 7 through and including Section 12, Sections 14 through and including Section 17 shall survive the termination of this Agreement or the Executive’s employment for any reason.
[signature page follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

C. THOMAS MCMILLEN
/s/ C. Thomas McMillen

HOMELAND SECURITY CAPITAL CORPORATION
By:	/s/ Zev E. Kaplan
	Name:	Zev E. Kaplan
	Title:	Compensation Committee Chairman